Exhibit 99.1

NEWS RELEASE

Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 498-3547 www.flir.com

FLIR Systems Announces First Quarter

2006 Financial Results and Reorganization of

Imaging Division

Company to Separate Imaging Business into Commercial and Government Divisions

PORTLAND, OR – April 26, 2006 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the quarter ended March 31, 2006 increased by 8% to $117.3 million, compared with revenue of $108.3 million in the first quarter of 2005. Earnings from operations declined 11% due to the impact of expensing stock based compensation, higher selling and marketing costs related to certain new product introductions, and higher research and development expenses related to accelerated efforts on certain program developments. Net earnings per fully diluted share declined by 11% to $0.17, compared with $0.19 in the first quarter of 2005 due to the above factors and a higher than anticipated tax rate.

Revenue from the Company’s Thermography Division increased 10% over the first quarter last year, primarily due to strong demand for InfraCAM®, the Company’s new low price thermal imaging camera.

Revenue from the Company’s Imaging Division increased by 7% as strong sales of large airborne systems and good demand from OEM customers offset delays on certain program shipments. The backlog of funded orders for delivery within the next twelve months was $201 million at March 31, 2006, compared to $193 million at December 31, 2005.

Cash generated from operations totaled a record $34 million for the first quarter of 2006, due to strong collections following high fourth quarter 2005 revenue. At March 31, 2006, the Company had cash and cash equivalents of $127 million.

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR Systems Announces First Quarter 2006 Financial Results

April 26, 2006

Page Two

Imaging Division Reorganization

The Company also announced today it has reorganized its Imaging Division into two new units, Commercial Vision Systems, and Government Systems.

The new Commercial Vision Systems Division will focus on emerging commercial markets for infrared imaging technology such as commercial security, OEMs, automotive, marine, airborne and first responder markets. Andrew C. Teich, currently co-President of the Company’s Imaging Division, has been appointed President of the Commercial Vision Systems Division.

The Government Systems Division will be responsible for government end users in such applications as surveillance, force protection, border patrol, drug interdiction, search and rescue, special operations and target designation. William A. Sundermeier, currently co-President of the Company’s Imaging Division, has been appointed President of the Government Systems Division.

Revenue and Earnings Guidance for 2006

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results for the first quarter of 2006, and the outlook for the remainder of the year, management today is reiterating its outlook for revenue and earnings per share for the full year 2006. Management currently expects revenue for 2006 to be approximately $590 million to $600 million and net earnings in the range of approximately $1.20 to $1.30 per fully diluted share.

“We met our internal EPS budget in the first quarter, with the exception of delayed shipments out of Boston. However, given our strong backlog and the market response to our new products, we remain comfortable with our outlook for the year,” commented Earl R. Lewis, Chairman, President and CEO of FLIR Systems. “Further, we are very excited about today’s reorganization announcement and the opportunities to further grow our Imaging businesses. The Commercial and Government Imaging markets have developed distinctly different characteristics, largely as a result of our success in reducing the cost of Infrared technology. By separating these two businesses we will be able to focus on different market and product development strategies for each division,” he concluded.

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR Systems Announces First Quarter 2006 Financial Results

April 26, 2006

Page Three

Forward-Looking Statements

The statements in the revenue and earnings guidance section above, including the comments by Earl R. Lewis are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the ability of the Company to manufacture and deliver its products within the time period specified in the contracts it receives, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. Further, such statements are subject to the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21288517 beginning at approximately 1:00 pm EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue	$117,339	$108,317
Cost of goods sold	56,491	49,731

Gross profit	60,848	58,586
Operating expenses:
Research and development	15,229	13,255
Selling, general and administrative	26,753	24,196

Total operating expenses	41,982	37,451
Earnings from operations	18,866	21,135
Interest expense	1,924	1,995
Other (income) expenses, net	(701)	(734)

Earnings before income taxes	17,643	19,874
Income tax provision	4,984	5,167

Net earnings	$12,659	$14,707

Net earnings per share:
Basic	$0.18	$0.21

Diluted	$0.17	$0.19

Weighted average shares outstanding:
Basic	69,163	69,554

Diluted	81,311	82,556

The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	Mar. 31, 2006	Dec. 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$127,302	$107,057
Accounts receivable, net	119,083	142,782
Inventories, net	111,256	103,837
Prepaid expenses and other current assets	36,072	33,153
Deferred income taxes, net	18,724	18,709

Total current assets	412,437	405,538

Property and equipment, net	68,174	59,479
Deferred income taxes, net	8,032	8,415
Goodwill	158,326	158,065
Intangible assets, net	45,749	46,901
Other assets	15,909	15,981

	$708,627	$694,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,204	$34,477
Deferred revenue	9,615	10,297
Accrued payroll and related liabilities	18,094	20,374
Accrued product warranties	4,603	5,059
Advance payments from customers	7,695	5,013
Other current liabilities	10,237	11,626
Accrued income taxes	2,394	3,148
Current portion of long-term debt	32	56

Total current liabilities	89,874	90,050

Long-term debt	206,372	206,155
Deferred tax liabilities	10,713	10,779
Pension and other long-term liabilities	18,659	18,413

Commitments and contingencies Shareholders’ equity	383,009	368,982

	$708,627	$694,379

The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com